Exhibit 10.10

{Note: A “[*]” indicates that material has been omitted pursuant to a request for confidential treatment and that the material has been filed separately.}

MEMORANDUM OF UNDERSTANDING

Between

ICOP Digital, Inc.

And

TriSquare Communications (Hong Kong) Co., Ltd.

THIS MEMORANDUM OF UNDERSTANDING (MOU) is entered into as of this 11th day of February, 2004 (Effective Date) between ICOP Digital, Inc. (ICOP) and TriSquare Communications (Hong Kong) Co., Ltd. (TriSquare).  Whereas, ICOP desires to engage TriSquare to deliver certain products and services as more specifically described below.

1.                                      Product and Services Description

TriSquare will provide electronic circuit and mechanical design and manufacturing services for a 900 MHz ISM band wireless microphone system designed to operate as an integral part of ICOP’s digital video recorder system.  The wireless microphone is identified as the WMIC 20/20.  The features, functions, and operating specifications are attached as Exhibit A, Wireless Microphone System.

2.                                      Product Development Charges and Tooling

TriSquare will charge a Development Fee of [*] to be paid in equal installments of [*] due at each of the three identified milestone dates on the Product Development Schedule (attached as Exhibit B).  This Development Fee is fully refundable as a [*] credit per WMIC 20/20 SKU of the first [*] units on purchase orders received within one calendar year of mass-production start date.

There will be a non-refundable charge for the product specific tooling required to produce the ICOP branded WMIC 20/20.  Once total payment is received, the tooling will remain the exclusive property of ICOP and will not be used for any purpose other than manufacturing WMIC 20/20 units for delivery to ICOP.  Tooling quotes will be provided as soon as possible after design details are fixed and prior to actual tooling start.  It is anticipated that the total tooling charges would not exceed USD [*] and that the tooling will be sufficient to produce a minimum of [*] complete units at acceptable quality levels.  A tooling maintenance charge will be invoiced in any year that the volume of product orders falls below [*] units.  The tooling charges are immediately due upon invoice and will be invoiced within the product development schedule as follows:

A).  First 30% invoiced upon approval of tooling drawings to start tool making.

b).  Second 30% invoiced upon presentation of first shot samples to ICOP.

c).  Balance of 40% invoiced upon ICOP approval of parts for starting production.

3).                                  Finished Product Definition and Pricing

The WMIC 20/20 finished product and accessories are defined as follows:

A).  Remote Unit (battery powered transceiver with microphone and internal antenna).

B).  In-Car (base) Unit (12 V automotive supply transceiver with integral external antenna).

C).  In-Car Charge Cradle (single well charge cradle and circuit – 12 Volt supply)

D).  In-Station Multiple Charge Cradle (six well charge cradle and circuit for use in-station powered by a/c wall cube adapter with 12 V transformer).

E).  Cigar Plug Charger/circuit with 2.5 mm plug to charge the Remote unit battery through the external microphone/charge jack on the side of the unit.

F).  Remote A/C wall cube charger/circuit to charge the Remote unit battery through the external microphone/charge jack on the side of the unit.

The standard SKU of the WMIC 20/20 (priced below) includes two each Remote Units, an In-Car (base) Unit, an In-Car charge cradle, Remote A/C Wall Cube Charger and a Cigar Plug Charger.  The In-Station Multiple Charge Cradle is priced as a separate accessory.

WMIC 20/20 SKU	FOB/FCA Hong Kong, [*].

In-Station Charge Cradle	FOB/FCA Hong Kong, [*].

Purchase order lead time is 75 days to shipment (from Hong Kong/China) after the product is production ready.  Payment terms for finished products are NET 30 days from shipment and all payments are made via wire-transfer to TriSquare’s bank account in Hong Kong.  A rolling six-month forecast (updated monthly) is requested from ICOP to facilitate planning for long lead time materials.

4).  Product Development Schedule

The major milestone product development schedule is attached as Exhibit B and C.  The Exhibit B schedule is the best case and target scenario.  The Exhibit C schedule represents a back-up plan that comes into play if there is any reason that the first factory test build (GA1) does not result in saleable product that can be delivered to ICOP.  Only if the first build (GA1) is unsuccessful, a second factory test build (GA2) will be undertaken as shown in Exhibit C.  TriSquare will need to be granted timely access to a complete ICOP DVR system that represents final interface software and hardware starting in two weeks and continuing until after the GA1 build to ensure for complete product functional verification.

The parties below, as legal representatives of the companies of ICOP Digital, Inc. and TriSquare Communications (Hong Kong) Co. Ltd. have executed this agreement (MOU) effective as of the issue date indicated in the first paragraph above.

ICOP Digital, Inc.:

/s/ Charles A. Ross, Sr.	Charles A. Ross, Sr.	CEO
(Signature)	(Printed Name)	(Title)

TriSquare Communications (Hong Kong) Co., Ltd.:

/s/ W. Gary Staley	W. Gary Staley	Managing Director
(Signature)	(Printed Name)	(Title)

EXHIBIT A

Wireless Microphone System Specification

Engineering Department

Device Specification

Title: WIRELESS MICROPHONE SYSTEM

DOC: 600-00001-00	REV: 5	ISSUE 11/26/03	CO

Approvals:	Signature:	Date:

/ /
Ken McCoy		/ /
Keith Pierce		/ /
/ /
/ /
Filename:

ICOP Digital, Inc.	CONFIDENTIAL
This document contains preliminary design specifications for internal use only.
Olathe, Kansas 66061, U.S.A.

4

[*] (14 pages)

18